Exhibit 5.7

[Garvey Schubert Barer Letterhead]

October 21, 2011

Tomkins, Inc.

Tomkins, LLC

1551 Wewatta Street

Denver, Colorado 80202

Ladies and Gentlemen:

We have acted as special counsel in the State of Washington to Hytec, Inc., a Washington corporation (the “Washington Guarantor”) in connection with certain obligations of its affiliated companies, Tomkins, Inc., a Delaware corporation formerly known as Pinafore, Inc. (the “Corporate Co-Issuer”), and Tomkins, LLC, a Delaware limited liability company formerly known as Pinafore, LLC (the “LLC Co-Issuer” and together with the Corporate Co-Issuer, the “Issuers”). This opinion is delivered in connection with the filing of a registration statement on Form F-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of $1,150,000,000 aggregate principal amount of the Issuers’ 9% Senior Secured Second Lien Notes due 2018 (the “New Notes”) in connection with an offer by the Issuers to issue the New Notes in exchange for the Issuers’ outstanding 9% Senior Secured Second Lien Notes due 2018 (the “Old Notes”). The Old Notes are, and the New Notes will be, issued pursuant to an Indenture dated as of September 29, 2010, as supplemented by the First Supplemental Indenture dated as of November 18, 2010, the Second Supplemental Indenture dated as of December 21, 2010, the Third Supplemental Indenture dated as of December 23, 2010, the Fourth Supplemental Indenture dated as of January 20, 2011, the Fifth Supplemental Indenture dated as of February 23, 2011, the Sixth Supplemental Indenture dated as of February 24, 2011 and the Seventh Supplemental Indenture dated as of March 3, 2011 (collectively, the “Indenture”) entered into among the Issuers, the Guarantors named therein, and Wilmington Trust FSB, as trustee (the “Trustee”) and collateral agent.

In connection with rendering this opinion, we have examined copies, certified or otherwise identified to our satisfaction, of the following:

(a) the Registration Statement and the prospectus forming a part thereof;

(b) the Indenture;

October 21, 2011 Page 2

(c) the Articles of Incorporation, as amended, of the Washington Guarantor, certified by the Secretary of State of the State of Washington on October 20, 2011;

(d) the By-laws of the Washington Guarantor;

(e) a written consent of the board of directors of the Washington Guarantor adopted on September 20, 2010 and certified by an officer of the Washington Guarantor;

(f) a Certificate of Existence/Authorization of the Washington Guarantor issued by the Secretary of State of the State of Washington, dated October 20, 2011;

(g) a certificate of an officer of the Washington Guarantor dated September 29, 2010 as to certain factual matters and the authority, incumbency and signatures of such authorized persons of the Washington Guarantor; and

(h) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In such examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid records, certificates and documents.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that:

1. The Washington Guarantor is a corporation validly existing under the laws of the State of Washington.

2. The Washington Guarantor has the corporate power and authority under the laws of the State of Washington to execute and deliver, and perform all of its obligations under, the Indenture (including the guarantees by the Washington Guarantor of the New Notes).

3. The Indenture has been duly authorized, executed and delivered by the Washington Guarantor under the laws of the State of Washington.

The opinions expressed herein are limited exclusively to the internal laws of the State of Washington. The opinion in paragraph 1 above is based solely upon our review of certificates and other communications from officials of the State of Washington.

We hereby consent (i) to being named in the Registration Statement and in any amendments thereto as counsel for the Washington Guarantor, (ii) to the statements with reference to our firm made

October 21, 2011 Page 3

in the Registration Statement and (iii) to the filing of this opinion as an exhibit to the Registration Statement.

This opinion may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. This opinion also may be relied upon by Latham & Watkins LLP in connection with the issuance of its opinion letter in connection with the Registration Statement, and any amendments thereto, including any post-effective amendments to be filed by the Issuers with the Securities and Exchange Commission under the Securities Act.

The opinions expressed herein are as of the date hereof only and are based on laws, orders, contract terms and provisions, and facts as of such date, and we disclaim any obligation to update this opinion letter after such date or to advise you or any other person of changes of facts stated or assumed herein or any subsequent changes in applicable law.

Sincerely,

/s/ Garvey Schubert Barer